Exhibit 10.1

SECURITIES PURCHASE AGREEMENT

LV ADMINISTRATIVE SERVICES, INC.,

as Administrative and Collateral Agent

THE PURCHASERS

From Time to Time Party Hereto

and

PERVASIP CORP.

Dated: May ___, 2008

LIST OF EXHIBITS

Form of Term Note	Exhibit A
Form of Opinion	Exhibit B
Form of Escrow Agreement	Exhibit C
Form of Budget	Exhibit D

LIST OF SCHEDULES

Schedule 1	Purchaser Commitments
Schedule 2	Warrant Holders and Warrant Shares
Schedule 4.2	Subsidiaries
Schedule 4.3	Capitalization
Schedule 4.6	Extraordinary Agreements
Schedule 4.7	Obligations to Related Parties
Schedule 4.9	Title to Properties; Liens
Schedule 4.10	IP Registration
Schedule 4.12	Litigation
Schedule 4.13	Taxes
Schedule 4.14	Employees
Schedule 4.15	Registration and Voting Rights
Schedule 4.21	SEC Reports
Schedule 6.12(e)	Indebtedness
Schedule 11.12	Brokers

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of May 28, 2008, among PERVASIP CORP, a New York corporation (the “Company”), the purchasers from time to time a party hereto (each a “Purchaser” and collectively, the “Purchasers”) and LV ADMINISTRATIVE SERVICES, INC., a Delaware corporation, as administrative and collateral agent for each Purchaser (the “Agent”),  and together with the Purchasers, the “Creditor Parties”).

RECITALS

WHEREAS, the Company has authorized the sale to each Purchaser of a Secured Term Note in the form of Exhibit A hereto in the principal amount set forth opposite such Purchaser’s name on Schedule 1 hereto (each as amended, restated, modified and/or supplemented from time to time, a “Note” and, collectively, the “Notes”);

WHEREAS, each Purchaser desires to purchase the applicable Note on the terms and conditions set forth herein; and

WHEREAS, the Company desires to issue and sell the applicable Note to each Purchaser on the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises, representations, warranties and covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Agreement to Sell and Purchase.  Pursuant to the terms and conditions set forth in this Agreement, on the Closing Date (as defined in Section 3), the Company shall sell to each Purchaser, and each Purchaser shall purchase from the Company, the applicable Note in the principal amount set forth opposite such Purchaser’s name on Schedule 1 hereto.  The sale of the Notes on the Closing Date shall be known as the “Offering.”  The Notes will mature on the Maturity Date (as defined in the Notes).

2. Fees.  On the Closing Date:

(a) Subject to the terms of Section 2(b) below, the Company shall pay (i) to Valens Capital Management, LLC, the investment manager of the Purchasers (“VCM”), a non-refundable payment in an aggregate amount equal to $21,000; (ii) to the Purchasers, a non-refundable payment in an aggregate amount equal to $14,000; and (iii) to the Purchasers, an advance prepayment discount deposit in an aggregate amount equal to $14,000.  Each of the foregoing payments shall be deemed fully earned on the Closing Date and shall not be subject to rebate or proration for any reason.

(b) The payments and the expenses referred to in the preceding clause (a) (net of deposits previously paid by the Company) shall be paid at closing out of funds held pursuant to the Escrow Agreement (as defined below) and a disbursement letter (the “Disbursement Letter”).

3. Closing, Delivery and Payment.

3.1 Closing.  Subject to the terms and conditions herein, the closing of the transactions contemplated hereby (the “Closing”), shall take place on the date hereof, at such time or place as the Company and the Agent may mutually agree (such date is hereinafter referred to as the “Closing Date”).

3.2 Delivery.  Pursuant to the Escrow Agreement, at the Closing on the Closing Date, the Company will deliver to each Purchaser, among other things, the applicable Note and such Purchaser will deliver to the Company, among other things, the amounts set forth opposite its name in the Disbursement Letter by certified funds or wire transfer. The Company hereby acknowledges and agrees that each Purchaser’s obligation to purchase the applicable Note from the Company on the Closing Date shall be contingent upon the satisfaction (or waiver by the Agent in its sole discretion) of the items and matters set forth in the closing checklist provided by the Agent to the Company on or prior to the Closing Date.

3.3 Note Funding. On the Closing Date, each Purchaser shall make an advance equal to its Commitment Percentage (as hereinafter defined) of $300,000.  After the Closing Date and subject to the satisfaction of the Note Funding Conditions (as hereinafter defined), the Company may request, no more frequently than monthly, a funding of the Notes by notice to the Agent (each  “Notice of Borrowing”) not later than 11:00 a.m., New York time, on the Business Day prior to the requested date of disbursement.  Each Notice of Borrowing shall be made in writing.  Upon receipt of any such Notice of Borrowing, the Agent shall promptly notify each Purchaser thereof.  Each Purchaser will make the amount of its Commitment Percentage of each requested advance available to the Agent for the account of the Company prior to 12:00 Noon, New York City time, on the advance date requested by the Company in funds immediately available to the Agent.  Such advance will then be made available to the Company by the Agent by making available to the account notified by the Company in accordance with the Notice of Borrowing.

As used in this Section 3.3, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Commitment Percentage” means, as to each Purchaser, the quotient of (a) the amount of the Notes to be purchased by such Purchaser as set forth in Schedule I hereto divided by (b) $1,400,000.

“Note Funding Conditions” means satisfaction of each of the following conditions all in a manner satisfactory to Agent: (i) the representations and warranties made by the Company in this Agreement and each other Related Agreement are true and correct as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties were true and correct as of such date; (ii) no Event of Default (as defined in each Note) is continuing on such date or after giving effect to such advance; and (iii) the overall performance of the Company at such time shall have been met or exceeded and the amount of such requested advance shall not exceed the projected borrowing amount, in each case as set forth in the proposed budget attached hereto as Exhibit D.

4. Representations and Warranties of the Company.  The Company hereby represents and warrants to each Creditor Party as follows:

4.1 Organization, Good Standing and Qualification.  The Company and each of its Subsidiaries is a corporation, partnership or limited liability company, as the case may be, duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.  The Company and each of its Subsidiaries has the corporate, limited liability company or partnership, as the case may be, power and authority to own and operate its properties and assets and, insofar as it is or shall be a party thereto, to (1) execute and deliver (i) this Agreement, (ii) the Notes to be issued in connection with this Agreement, (iii) the Master Security Agreement dated as of the date hereof among the Company, certain Subsidiaries of the Company and the Agent (as amended, restated, modified and/or supplemented from time to time, the “Master Security Agreement”), (iv) the Subsidiary Guaranty dated as of the date hereof made by certain Subsidiaries of the Company (as amended, restated, modified and/or supplemented from time to time, the “Subsidiary Guaranty”), (v) the Stock Pledge Agreement dated as of the date hereof among the Company, certain Subsidiaries of the Company and the Purchaser (as amended, restated, modified and/or or supplemented from time to time, the “Stock Pledge Agreement”), (vi) the Funds Escrow Agreement dated as of the date hereof among the Company, the Purchasers and the escrow agent referred to therein, substantially in the form of Exhibit C hereto (as amended, restated, modified and/or supplemented from time to time, the “Escrow Agreement”) and (vii) all other documents, instruments and agreements entered into in connection with the transactions contemplated hereby and thereby (the preceding clauses (ii) through (vii), collectively, the “Related Agreements”); (2) issue and sell the Notes; and (3) carry out the provisions of this Agreement and the Related Agreements and to carry on its business as presently conducted.  Each of the Company and each of its Subsidiaries is duly qualified and is authorized to do business and is in good standing as a foreign corporation, partnership or limited liability company, as the case may be, in all jurisdictions in which the nature or location of its activities and of its properties (both owned and leased) makes such qualification necessary, except for those jurisdictions in which failure to do so has not, or could not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, liabilities, condition (financial or otherwise), properties, operations or prospects of the Company and its Subsidiaries, taken individually and as a whole (a “Material Adverse Effect”).

4.2 Subsidiaries.  Each direct and indirect Subsidiary of the Company, the direct owner of such Subsidiary and its percentage ownership thereof, is set forth on Schedule 4.2.  For the purpose of this Agreement, a “Subsidiary” of any person or entity means (i) a corporation or other entity whose shares of stock or other ownership interests having ordinary voting power (other than stock or other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the directors of such corporation, or other persons or entities performing similar functions for such person or entity, are owned, directly or indirectly, by such person or entity or (ii) a corporation or other entity in which such person or entity owns, directly or indirectly, more than 50% of the equity interests at such time; provided that, for so long as each of AVI Holding Corp., a Texas corporation (“AVI Holdings”), Line One, Inc., a New York corporation (“Line One”) and TelcoSoftware.com Corp., a Delaware corporation (“TelcoSoftware” and together with AVI Holdings and Line One, the “Inactive Subsidiaries” and each, an “Inactive Subsidiary”) hold no significant assets or liabilities (other than in respect of AVI Holdings, capitalized lease obligations not to exceed $43,000, and in respect of Line One, liabilities not to exceed $50,000) and do not engage in any business activities, the defined term “Subsidiary” as used in this Agreement and the Related Agreements shall not include such Inactive Subsidiary; provided, further, that if any Inactive Subsidiary shall at any time after the date hereof hold significant assets or liabilities or engage in any business activities, such Inactive Subsidiary shall thereafter be deemed a Subsidiary hereunder and shall otherwise be subject to all terms, agreements, representations, warranties and covenants otherwise applicable to Subsidiaries under this Agreement and the Related Agreements and (y) an “Issuer Party” means, the Company and each direct or indirect Subsidiary of the Company to the extent party to the Master Security Agreement, the Subsidiary Guaranty, the Stock Pledge Agreement and such other security documentation required by the Creditor Parties to grant to the Agent, for the ratable benefit of the Creditor Parties, a first priority perfected security interest in substantially all of such Subsidiary’s assets to secure the Obligations (as defined in the Master Security Agreement).

4.3 Capitalization; Voting Rights.

(a) The authorized capital stock of the Company, as of the date hereof consists of 151,000,000 shares, of which 150,000,000 are shares of Common Stock, par value $0.10 per share (the “Common Stock”), 25,835,485 shares of which are issued and outstanding, and 1,000,000 are shares of preferred stock, par value $0.10 per share, of which none of the shares of preferred stock are issued and outstanding.  The authorized, issued and outstanding capital stock of each Subsidiary of the Company is set forth on Schedule 4.3.

(b) Except as disclosed on Schedule 4.3, other than:  (i) the shares reserved for issuance under the Company’s stock option plans; and (ii) shares which may be granted pursuant to this Agreement and the Related Agreements, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal), proxy or stockholder agreements, or arrangements or agreements of any kind for the purchase or acquisition from the Company of any of its securities.  Except as disclosed on Schedule 4.3, neither the offer, issuance or sale of any of the Notes nor the consummation of any transaction contemplated hereby will result in a change in the price or number of any securities of the Company outstanding, under anti-dilution or other similar provisions contained in or affecting any such securities.

(c) All issued and outstanding shares of the Company’s Common Stock:  (i) have been duly authorized and validly issued and are fully paid and non-assessable; and (ii) were issued in compliance with all applicable state and federal laws concerning the issuance of securities.

(d) The rights, preferences, privileges and restrictions of the shares of the Common Stock are as stated in the Company’s Certificate of Incorporation (the “Charter”).  When issued in compliance with the provisions of this Agreement and the Company’s Charter, the Notes will be validly issued, fully paid and non-assessable, and will be free of any liens or encumbrances; provided, however, that the Notes may be subject to restrictions on transfer under state and/or federal securities laws as set forth herein or as otherwise required by such laws at the time a transfer is proposed.

4.4 Authorization; Binding Obligations.  All corporate, partnership or limited liability company, as the case may be, action on the part of the Company and each of its Subsidiaries (including their respective officers and directors) necessary for the authorization of this Agreement and the Related Agreements, the performance of all obligations of the Company and its Subsidiaries hereunder and under the other Related Agreements at the Closing and, the authorization, sale, issuance and delivery of the Notes has been taken or will be taken prior to the Closing.  This Agreement and the Related Agreements, when executed and delivered and to the extent it is a party thereto, will be valid and binding obligations of the Company and each of its Subsidiaries, enforceable against each such person or entity in accordance with their terms, except:

(a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights; and

(b) general principles of equity that restrict the availability of equitable or legal remedies.

The sale of the Notes is not and will not be subject to any preemptive rights or rights of first refusal that have not been properly waived or complied with.

4.5 Liabilities; Solvency.

(a) Neither the Company nor any of its Subsidiaries has any liabilities, except current liabilities incurred in the ordinary course of business and liabilities disclosed in any of the Company’s filings under the Securities Exchange Act of 1934 (“Exchange Act”) made prior to the date of this Agreement (collectively, the “Exchange Act Filings”), copies of which have been provided to the Agent.

(b) Both before and after giving effect to (a) the transactions contemplated hereby that are to be consummated on the Closing Date, (b) the disbursement of the proceeds of, or the assumption of the liability in respect of, the Notes pursuant to the instructions or agreement of the Company and (c) the payment and accrual of all transaction costs in connection with the foregoing, the Company and each Subsidiary of the Company, is and will be, Solvent.  For purposes of this Section 4.5(b), “Solvent” means, with respect to any Person (as hereinafter defined) on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person; (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute and unreasonably small capital.  The amount of contingent liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can reasonably be expected to become an actual or matured liability.

4.6 Agreements; Action.  Except as set forth on Schedule 4.6 or as disclosed in any Exchange Act Filings:

(a) there are no agreements, understandings, instruments, contracts, proposed transactions, judgments, orders, writs or decrees to which the Company or any of its Subsidiaries is a party or by which it is bound which may involve: (i) obligations (contingent or otherwise) of, or payments to, the Company or any of its Subsidiaries in excess of $50,000 (other than obligations of, or payments to, the Company or any of its Subsidiaries arising from purchase or sale agreements entered into in the ordinary course of business); or (ii) the transfer or license of any patent, copyright, trade secret or other proprietary right to or from the Company or any of its Subsidiaries (other than licenses arising from the purchase of “off the shelf” or other standard products); or (iii) provisions restricting the development, manufacture or distribution of the Company’s or any of its Subsidiaries products or services; or (iv) indemnification by the Company or any of its Subsidiaries with respect to infringements of proprietary rights.

(b) Since November 30, 2007 (the “Balance Sheet Date”), neither the Company nor any of its Subsidiaries has:  (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock; (ii) incurred any indebtedness for money borrowed or any other liabilities (other than ordinary course obligations) individually in excess of $50,000 or, in the case of indebtedness and/or liabilities individually less than $50,000, in excess of $100,000 in the aggregate; (iii) made any loans or advances to any person or entity not in excess, individually or in the aggregate, of $100,000, other than ordinary course advances for travel expenses; or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business.

(c) For the purposes of subsections (a) and (b) above, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same person or entity (including persons or entities the Company or any Subsidiary of the Company has reason to believe are affiliated therewith) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsections.

(d) The Company maintains disclosure controls and procedures (“Disclosure Controls”) designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized, and reported, within the time periods specified in the rules and forms of the Securities and Exchange Commission (“SEC”).

(e) The Company makes and keeps books, records, and accounts, that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the Company’s assets.  The Company maintains internal control over financial reporting (“Financial Reporting Controls”) designed by, or under the supervision of, the Company’s principal executive and principal financial officers, and effected by the Company’s board of directors, management, and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles (“GAAP”), including that:

(i) transactions are executed in accordance with management’s general or specific authorization;

(ii) unauthorized acquisition, use, or disposition of the Company’s assets that could have a material effect on the financial statements are prevented or timely detected;

(iii) transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that the Company’s receipts and expenditures are being made only in accordance with authorizations of the Company’s management and board of directors;

(iv) transactions are recorded as necessary to maintain accountability for assets; and

(v) the recorded accountability for assets is compared with the existing assets at reasonable intervals, and appropriate action is taken with respect to any differences.

(f) There is no weakness in any of the Company’s Disclosure Controls or Financial Reporting Controls that is required to be disclosed in any of the Exchange Act Filings, except as so disclosed.

4.7 Obligations to Related Parties.  Except as set forth on Schedule 4.7, there are no obligations of the Company or any of its Subsidiaries to officers, directors, stockholders or employees of the Company or any of its Subsidiaries other than:

(a) for payment of salary for services rendered and for bonus payments;

(b) reimbursement for reasonable expenses incurred on behalf of the Company and its Subsidiaries;

(c) for other standard employee benefits made generally available to all employees (including stock option agreements outstanding under any stock option plan approved by the Board of Directors of the Company and each Subsidiary of the Company, as applicable); and

(d) obligations listed in the Company’s and each of its Subsidiary’s financial statements or disclosed in any of the Company’s Exchange Act Filings.

Except as described above, in the Company’s Exchange Act Filings or set forth on Schedule 4.7, none of the officers, directors or, to the best of the Company’s knowledge, key employees or stockholders of the Company or any of its Subsidiaries or any members of their immediate families, are indebted to the Company or any of its Subsidiaries, individually or in the aggregate, in excess of $50,000 or have any direct or indirect ownership interest in any firm or corporation with which the Company or any of its Subsidiaries is affiliated or with which the Company or any of its Subsidiaries has a business relationship, or any firm or corporation which competes with the Company or any of its Subsidiaries, other than passive investments in publicly traded companies (representing less than one percent (1%) of such company) which may compete with the Company or any of its Subsidiaries.  Except as described above, no officer, director or stockholder of the Company or any of its Subsidiaries, or any member of their immediate families, is, directly or indirectly, interested in any material contract with the Company or any of its Subsidiaries and no agreements, understandings or proposed transactions are contemplated between the Company or any of its Subsidiaries and any such person.  Except as set forth on Schedule 4.7, neither the Company nor any of its Subsidiaries is a guarantor or indemnitor of any indebtedness of any other person or entity.

4.8 Changes.  Since the Balance Sheet Date, except as disclosed in any Exchange Act Filing or in any Schedule to this Agreement or to any of the Related Agreements, there has not been:

(a) any change in the business, assets, liabilities, condition (financial or otherwise), properties, operations or prospects of the Company or any of its Subsidiaries, which individually or in the aggregate has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) any resignation or termination of any officer, key employee or group of employees of the Company or any of its Subsidiaries;

(c) any material change, except in the ordinary course of business, in the contingent obligations of the Company or any of its Subsidiaries by way of guaranty, endorsement, indemnity, warranty or otherwise;

(d) any damage, destruction or loss, whether or not covered by insurance, which has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(e) any waiver by the Company or any of its Subsidiaries of a valuable right or of a material debt owed to it;

(f) any direct or indirect loans made by the Company or any of its Subsidiaries to any stockholder, employee, officer or director of the Company or any of its Subsidiaries, other than advances made in the ordinary course of business;

(g) any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder of the Company or any of its Subsidiaries;

(h) any declaration or payment of any dividend or other distribution of the assets of the Company or any of its Subsidiaries;

(i) any labor organization activity related to the Company or any of its Subsidiaries;

(j) any debt, obligation or liability incurred, assumed or guaranteed by the Company or any of its Subsidiaries, except those for immaterial amounts and for current liabilities incurred in the ordinary course of business;

(k) any sale, assignment, transfer, abandonment or other disposition of any patents, trademarks, copyrights, trade secrets or other intangible assets owned by the Company or any of its Subsidiaries;

(l) any change in any material agreement to which the Company or any of its Subsidiaries is a party or by which either the Company or any of its Subsidiaries is bound which either individually or in the aggregate has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(m) any other event or condition of any character that, either individually or in the aggregate, has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; or

(n) any arrangement or commitment by the Company or any of its Subsidiaries to do any of the acts described in subsection (a) through (m) above.

4.9 Title to Properties and Assets; Liens, Etc.  Except as set forth on Schedule 4.9, the Company and each of its Subsidiaries has good and marketable title to its properties and assets, and good title to its leasehold interests, in each case subject to no mortgage, pledge, lien, lease, encumbrance or charge (each for the foregoing, a “Lien”) , other than the following (each a “Permitted Encumbrance”):

(a) those in favor of the Agent;

(b) those in favor of Laurus Master Fund, Ltd. and/or its assignees;

(c) those resulting from taxes which have not yet become delinquent;

(d) minor Liens which do not materially detract from the value of the property subject thereto or materially impair the operations of the Company or any of its Subsidiaries, so long as in each such case, such Liens have no effect on the Lien priority of the Agent, for the ratable benefit of the Creditor Parties, in such property; and

(e) those that have otherwise arisen in the ordinary course of business, so long as they have no effect on the Lien priority of the Purchaser therein.

All facilities, machinery, equipment, fixtures, vehicles and other properties owned, leased or used by the Company and its Subsidiaries are in good operating condition and repair and are reasonably fit and usable for the purposes for which they are being used.  Except as set forth on Schedule 4.9, the Company and its Subsidiaries are in compliance with all material terms of each lease to which it is a party or is otherwise bound.

4.10 Intellectual Property.

(a) Except as set forth on Schedule 4.10, each of the Company and each of its Subsidiaries owns or possesses sufficient legal rights to use all patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information and other proprietary rights and processes necessary for its business as now conducted and, to the Company’s knowledge, as presently proposed to be conducted (the “Intellectual Property”).  There are no settlements or consents, covenants not to sue, non-assertion assurances, or releases to which the Company or any of its Subsidiaries is bound which adversely affects its rights to own or use any Intellectual Property.

(b) To the Company’s knowledge, the conduct of the Company’s and each of its Subsidiaries’ business as now conducted, and as presently proposed to be conducted, does not (and will not) result in any infringement or other violation of the rights of others.

(c) Schedule 4.10 (as such schedule may be amended or supplemented from time to time) sets forth a true and complete list of (i) all registrations and applications for Intellectual Property owned by the Company and each of its Subsidiaries filed or issued by any Intellectual Property registry and (ii) all Intellectual Property licenses which are either material to the business of the Company or relate to any material portion of the Company’s or any of its Subsidiaries’ inventory, including licenses for standard software having a replacement value of more than $10,000.  None of such Intellectual Property licenses are reasonably likely to be construed as an assignment of the licensed Intellectual Property to the Company or any of its Subsidiaries.

(d) Except as set forth on Schedule 4.10, there are no claims pending or, to the best of the Company’s knowledge, threatened and neither the Company nor any of its Subsidiaries has received any other communications, alleging that, the Company or any of its Subsidiaries has infringed, diluted, misappropriated, or otherwise violated any Intellectual Property of any other person or entity, nor is the Company or any of its Subsidiaries aware of any basis therefore.

(e) The Company is not aware of any infringement, misappropriation, or other violation of its Intellectual Property by any other person or entity.

(f) Neither the Company nor any of its Subsidiaries utilizes any inventions, trade secrets or other Intellectual Property of any of its employees, officers, or contractors, except for inventions, trade secrets or other Intellectual Property that is owned by the Company or any Subsidiary as a matter of law or have been rightfully assigned to the Company or any of its Subsidiaries.

4.11 Compliance with Other Instruments.  Neither the Company nor any of its Subsidiaries is in violation or default of (x) any term of its Charter or Bylaws, or (y) any provision of any indebtedness, mortgage, indenture, contract, agreement or instrument to which it is party or by which it is bound or of any judgment, decree, order or writ, which violation or default, in the case of this clause (y), has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.  The execution, delivery and performance of and compliance with this Agreement and the Related Agreements to which it is a party, and the issuance and sale of the Notes by the Company, will not, with or without the passage of time or giving of notice, result in any such material violation, or be in conflict with or constitute a default under any such term or provision, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries or the suspension, revocation, impairment, forfeiture or non-renewal of any permit, license, authorization or approval applicable to the Company, its business or operations or any of its assets or properties.

4.12 Litigation.  Except as set forth on Schedule 4.12 hereto, there is no action, suit, proceeding or investigation pending or, to the Company’s knowledge, currently threatened against the Company or any of its Subsidiaries that prevents the Company or any of its Subsidiaries from entering into this Agreement or the other Related Agreements, or from consummating the transactions contemplated hereby or thereby, or which has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect or any change in the current equity ownership of the Company or any of its Subsidiaries, nor is the Company aware that there is any basis to assert any of the foregoing.  Neither the Company nor any of its Subsidiaries is a party to or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality.  There is no action, suit, proceeding or investigation by the Company or any of its Subsidiaries currently pending or which the Company or any of its Subsidiaries intends to initiate.

4.13 Tax Returns and Payments.  The Company and each of its Subsidiaries has timely filed all federal, state and, to the extent consistent and in accordance with industry practice, local tax returns required to be filed by it.  All taxes shown to be due and payable on such returns, any assessments imposed, and all other taxes due and payable by the Company or any of its Subsidiaries on or before the Closing, have been paid or will be paid prior to the time they become delinquent.  Except as set forth on Schedule 4.13, neither the Company nor any of its Subsidiaries has been advised:

(a) that any of its returns, federal, state or other, have been or are being audited as of the date hereof; or

(b) of any adjustment, deficiency, assessment or court decision in respect of its federal, state or other taxes.

The Company has no knowledge of any liability for any tax to be imposed upon its properties or assets as of the date of this Agreement that is not adequately provided for.

4.14 Employees.  Except as set forth on Schedule 4.14, neither the Company nor any of its Subsidiaries has any collective bargaining agreements with any of its employees.  There is no labor union organizing activity pending or, to the Company’s knowledge, threatened with respect to the Company or any of its Subsidiaries.  Except as disclosed in the Exchange Act Filings or on Schedule 4.14, neither the Company nor any of its Subsidiaries is a party to or bound by any currently effective employment contract, deferred compensation arrangement, bonus plan, incentive plan, profit sharing plan, retirement agreement or other employee compensation plan or agreement.  To the Company’s knowledge, no employee of the Company or any of its Subsidiaries, nor any consultant with whom the Company or any of its Subsidiaries has contracted, is in violation of any term of any employment contract, proprietary information agreement or any other agreement relating to the right of any such individual to be employed by, or to contract with, the Company or any of its Subsidiaries because of the nature of the business to be conducted by the Company or any of its Subsidiaries; and to the Company’s knowledge the continued employment by the Company and its Subsidiaries of their present employees, and the performance of the Company’s and its Subsidiaries’ contracts with its independent contractors, will not result in any such violation.  Neither the Company nor any of its Subsidiaries is aware that any of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency that would interfere with their duties to the Company or any of its Subsidiaries.  Neither the Company nor any of its Subsidiaries has received any notice alleging that any such violation has occurred.  Except for employees who have a current effective employment agreement with the Company or any of its Subsidiaries, no employee of the Company or any of its Subsidiaries has been granted the right to continued employment by the Company or any of its Subsidiaries or to any material compensation following termination of employment with the Company or any of its Subsidiaries.  Except as set forth on Schedule 4.14, the Company is not aware that any officer, key employee or group of employees intends to terminate his, her or their employment with the Company or any of its Subsidiaries, nor does the Company or any of its Subsidiaries have a present intention to terminate the employment of any officer, key employee or group of employees.

4.15 Registration Rights and Voting Rights.  Except as set forth on Schedule 4.15 and except as disclosed in Exchange Act Filings, neither the Company nor any of its Subsidiaries is presently under any obligation, and neither the Company nor any of its Subsidiaries has granted any rights, to register any of the Company’s or its Subsidiaries’ presently outstanding securities or any of its securities that may hereafter be issued.  Except as set forth on Schedule 4.15 and except as disclosed in Exchange Act Filings, to the Company’s knowledge, no stockholder of the Company or any of its Subsidiaries has entered into any agreement with respect to the voting of equity securities of the Company or any of its Subsidiaries.

4.16 Compliance with Laws; Permits.  Neither the Company nor any of its Subsidiaries is in violation of any provision of the Sarbanes-Oxley Act of 2002 or any SEC related regulation or rule or any rule of the Principal Market (as hereafter defined) promulgated thereunder or any other applicable statute, rule, regulation, order or restriction of any domestic or foreign government or any instrumentality or agency thereof in respect of the conduct of its business or the ownership of its properties which has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.  No governmental orders, permissions, consents, approvals or authorizations are required to be obtained and no registrations or declarations are required to be filed in connection with the execution and delivery of this Agreement or any other Related Agreement and the issuance of any of the Notes, except such as have been duly and validly obtained or filed, or with respect to any filings that must be made after the Closing, as will be filed in a timely manner.  The Company and its Subsidiaries has all material franchises, permits, licenses and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.17 Environmental and Safety Laws.  There are no pending actions, suits or proceedings by or before any arbitrator or Governmental Authority pending, or to the knowledge of Company threatened, against the Company or any of its Subsidiaries under Environmental Law.  The Company and its Subsidiaries (i) are and have been in full compliance with Environmental Law and have no knowledge or any material expenditure that will be required to maintain such compliance in the future; (ii) have not received any notice or claim alleging that they are not in full compliance with or otherwise have liability under Environmental Law; and (iii) have not knowledge of any facts or circumstances that could reasonably be expected to form the basis of any such claim.  No Hazardous Materials are present or are used or have been used, stored, or released by the Company or its Subsidiaries, or to their knowledge by any other Person, at any property currently or formerly owned, leased or operated by the Company or its Subsidiaries or disposed of at any other location by the Company or its Subsidiaries except (i) in compliance with Environmental Law; and (2) in quantities and under circumstances that would not require investigation or remediation by the Company or its Subsidiaries.  The Company and its Subsidiaries have not assumed by contract or by operation of law the liabilities arising under Environmental Law of any other Person.  The Company and its Subsidiaries have provided to the Agent all material report, audits and assessments in their possession or control regarding the environmental condition of any property currently or formerly owned or operated by the Company or any Subsidiary.  “Environmental Law” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to pollution or the environment , preservation or reclamation of natural resources, the management, generation, use, handling, treatment, transportation, storage, disposal or release or threatened release of or exposure to Hazardous Materials, or occupational health and safety.  “Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.  “Hazardous Materials” means materials, wastes or pollutants listed or defined as “hazardous substances”, “hazardous wastes” ,”toxic substances” or by words of similar import or any other substance or waste otherwise regulated by applicable Environmental Law, including nuclear materials and radioactive substances or wastes, petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes, and toxic mold.  “Person” means any individual, sole proprietorship, partnership, limited liability partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, entity or government (whether federal, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof), and shall include such Person’s successors and assigns.

4.18 Valid Offering.  Assuming the accuracy of the representations and warranties of the Purchasers contained in this Agreement, the offer, sale and issuance of the Notes will be exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), and will have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities laws.

4.19 Full Disclosure.  The Company and each of its Subsidiaries has provided the Purchasers with all information requested by the Purchasers in connection with the Purchasers’ decision to purchase the Notes, including all information the Company and its Subsidiaries believe is reasonably necessary to make such investment decision.  Neither this Agreement, the Related Agreements, the exhibits and schedules hereto and thereto nor any other document including, without limitation, the responses contained in any questionnaire provided to the Company by the Agent, delivered by the Company or any of its Subsidiaries to Purchasers or their attorneys or agents in connection herewith or therewith or with the transactions contemplated hereby or thereby, contain any untrue statement of a material fact nor omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.  Any financial projections and other estimates provided to the Purchasers by the Company or any of its Subsidiaries were based on the Company’s and its Subsidiaries’ experience in the industry and on assumptions of fact and opinion as to future events which the Company or any of its Subsidiaries, at the date of the issuance of such projections or estimates, believed to be reasonable.

4.20 Insurance.  The Company and each of its Subsidiaries has general commercial, product liability, fire and casualty insurance policies with coverages which the Company and each of its Subsidiaries believe are customary for companies similarly situated to the Company and its Subsidiaries in the same or similar business.

4.21 SEC Reports.  Except as set forth on Schedule 4.21, the Company has filed all proxy statements, reports and other documents required to be filed by it under the Exchange Act.  The Company has furnished the Agent copies of:  (i) its Annual Report on Form 10-K for its fiscal year ended November 30, 2007; and (ii) its Quarterly Reports on Form 10-Q for its fiscal quarter ended February 28, 2008, and the Form  8-K filings which it has made during the fiscal year ending November 30, 2008 to date (collectively, the “SEC Reports”).  Except as set forth on Schedule 4.21, each SEC Report was, at the time of its filing, in substantial compliance with the requirements of its respective form and none of the SEC Reports, nor the financial statements (and the notes thereto) included in the SEC Reports, as of their respective filing dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.22 Listing.  The Common Stock is listed or quoted, as applicable, on a Principal Market (as hereafter defined) and satisfies and at all times hereafter will satisfy, all requirements for the continuation of such listing or quotation, as applicable.  The Company has not received any notice that its Common Stock will be delisted from, or no longer quoted on, as applicable, the Principal Market or that its Common Stock does not meet all requirements for such listing or quotation, as applicable.  For purposes hereof, the term “Principal Market” means the NASD Over The Counter Bulletin Board, NASDAQ Capital Market, NASDAQ National Markets System, American Stock Exchange or New York Stock Exchange (whichever of the foregoing is at the time the principal trading exchange or market for the Common Stock).

4.23 No Integrated Offering. Neither the Company, nor any of its Subsidiaries or affiliates, nor any person acting on its or their behalf, has directly or indirectly made any offers or sales of any security or solicited any offers to buy any security under circumstances that would cause the offering of the Notes pursuant to this Agreement or any of the Related Agreements to be integrated with prior offerings by the Company for purposes of the Securities Act which would prevent the Company from selling the Notes pursuant to Rule 506 under the Securities Act, or any applicable exchange-related stockholder approval provisions, nor will the Company or any of its affiliates or Subsidiaries take any action or steps that would cause the offering of the Notes to be integrated with other offerings.

4.24 Stop Transfer.  The Notes are restricted securities as of the date of this Agreement.  Neither the Company nor any of its Subsidiaries will issue any stop transfer order or other order impeding the sale and delivery of any of the Notes at such time as the Notes are registered for public sale or an exemption from registration is available, except as required by state and federal securities laws.

4.25 Intentionally Omitted.

4.26 Patriot Act.  The Company certifies that, to the best of Company’s knowledge, neither the Company nor any of its Subsidiaries has been designated, nor is or shall be owned or controlled, by a “suspected terrorist” as defined in Executive Order 13224.  The Company hereby acknowledges that each of the Creditor Parties seeks to comply with all applicable laws concerning money laundering and related activities.  In furtherance of those efforts, the Company hereby represents, warrants and covenants that:  (i) none of the cash or property that the Company or any of its Subsidiaries will pay or will contribute to any Creditor Party has been or shall be derived from, or related to, any activity that is deemed criminal under United States law; and (ii) no contribution or payment by the Company or any of its Subsidiaries to any Creditor Party, to the extent that they are within the Company’s and/or its Subsidiaries’ control shall cause any Creditor Party to be in violation of the United States Bank Secrecy Act, the United States International Money Laundering Control Act of 1986 or the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001.  The Company shall promptly notify the Agent if any of these representations, warranties or covenants ceases to be true and accurate regarding the Company or any of its Subsidiaries.  The Company shall provide any Creditor Party all additional information regarding the Company or any of its Subsidiaries that such Creditor Party deems necessary or convenient to ensure compliance with all applicable laws concerning money laundering and similar activities.  The Company understands and agrees that if at any time it is discovered that any of the foregoing representations, warranties or covenants are incorrect, or if otherwise required by applicable law or regulation related to money laundering or similar activities, the Creditor Parties may undertake appropriate actions to ensure compliance with applicable law or regulation, including but not limited to segregation and/or redemption of any Purchaser’s investment in the Company.  The Company further understands that the Creditor Parties may release confidential information about the Company and its Subsidiaries and, if applicable, any underlying beneficial owners, to proper authorities if such Creditor Party, in its sole discretion, determines that it is in the best interests of such Creditor Party in light of relevant rules and regulations under the laws set forth in subsection (ii) above.

4.27 ERISA.  Based upon the Employee Retirement Income Security Act of 1974 (“ERISA”), and the regulations and published interpretations thereunder:  (i) neither the Company nor any of its Subsidiaries has engaged in any Prohibited Transactions (as defined in Section 406 of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”)); (ii) each of the Company and each of its Subsidiaries has met all applicable minimum funding requirements under Section 302 of ERISA in respect of its plans; (iii) neither the Company nor any of its Subsidiaries has any knowledge of any event or occurrence which would cause the Pension Benefit Guaranty Corporation to institute proceedings under Title IV of ERISA to terminate any employee benefit plan(s); (iv) neither the Company nor any of its Subsidiaries has any fiduciary responsibility for investments with respect to any plan existing for the benefit of persons other than the Company’s or such Subsidiary’s employees; and (v) neither the Company nor any of its Subsidiaries has withdrawn, completely or partially, from any multi-employer pension plan so as to incur liability under the Multiemployer Pension Plan Amendments Act of 1980.

5. Representations and Warranties of each Purchaser.  Each Purchaser hereby represents and warrants, severally and not jointly, to the Company as follows (such representations and warranties do not lessen or obviate the representations and warranties of the Company set forth in this Agreement):

5.1 No Shorting.  Neither such Purchaser nor any of its affiliates and investment partners has, nor will cause any person or entity, to directly engage in “short sales” of the Common Stock as long as any Note shall be outstanding.

5.2 Requisite Power and Authority.  Such Purchaser has all necessary power and authority under all applicable provisions of law to execute and deliver this Agreement and the Related Agreements and to carry out their provisions.  All corporate action on such Purchaser’s part required for the lawful execution and delivery of this Agreement and the Related Agreements have been or will be effectively taken prior to the Closing.  Upon their execution and delivery, this Agreement and the Related Agreements will be valid and binding obligations of such Purchaser, enforceable in accordance with their terms, except:

(a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights; and

(b) as limited by general principles of equity that restrict the availability of equitable and legal remedies.

5.3 Investment Representations.  Such Purchaser understands that the Notes are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon such Purchaser’s representations contained in this Agreement, including, without limitation, that such Purchaser is an “accredited investor” within the meaning of Regulation D under the Securities Act.  Such Purchaser confirms that it has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the applicable Note to be purchased by it under this Agreement.  Such Purchaser further confirms that it has had an opportunity to ask questions and receive answers from the Company regarding the Company’s and its Subsidiaries’ business, management and financial affairs and the terms and conditions of the Offering and the Notes and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to such Purchaser or to which such Purchaser had access.

5.4 The Purchaser Bears Economic Risk.  Such Purchaser has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to the Company so that it is capable of evaluating the merits and risks of its investment in the Company and has the capacity to protect its own interests.  Such Purchaser must bear the economic risk of this investment until the Notes are sold pursuant to: (i) an effective registration statement under the Securities Act; or (ii) an exemption from registration is available with respect to such sale.

5.5 Acquisition for Own Account.  Such Purchaser is acquiring the applicable Note for such Purchaser’s own account for investment only, and not as a nominee or agent and not with a view towards or for resale in connection with their distribution.

5.6 The Purchaser Can Protect Its Interest.  Such Purchaser represents that by reason of its, or of its management’s, business and financial experience, such Purchaser has the capacity to evaluate the merits and risks of its investment in the applicable Note and to protect its own interests in connection with the transactions contemplated in this Agreement and the Related Agreements.  Further, such Purchaser is aware of no publication of any advertisement in connection with the transactions contemplated in the Agreement or the Related Agreements.

5.7 Accredited Investor.  Such Purchaser represents that it is an accredited investor within the meaning of Regulation D under the Securities Act.

5.8 Legends.  The applicable Note shall bear substantially the following legend:

“THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS.  THIS NOTE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS NOTE UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS OR (B) AN EXEMPTION FROM SUCH REGISTRATION.”

6. Covenants of the Company.  The Company covenants and agrees with each Creditor Party as follows:

6.1 Stop-Orders.  The Company will, by written notice, advise the Agent, promptly after it receives notice of issuance by the SEC, any state securities commission or any other regulatory authority of any stop order or of any order preventing or suspending any offering of any securities of the Company, or of the suspension of the qualification of the Common Stock of the Company for offering or sale in any jurisdiction, or the initiation of any proceeding for any such purpose.

6.2 Listing.  The Company will maintain the listing or quotation, as applicable, of its Common Stock on the Principal Market, and will comply in all material respects with the Company’s reporting, filing and other obligations under the bylaws or rules of the Financial Industry Regulatory Agency (“FINRA”) and such exchanges, as applicable.

6.3 Market Regulations.  The Company shall notify the SEC, FINRA and applicable state authorities, in accordance with their requirements, of the transactions contemplated by this Agreement, and shall take all other necessary action and proceedings as may be required and permitted by applicable law, rule and regulation, for the legal and valid issuance of the applicable Note to each Purchaser and promptly provide copies thereof to such Purchaser.

6.4 Reporting Requirements.  The Company will deliver, or cause to be delivered, to the Agent each of the following, which shall be in form and detail acceptable to the Agent:

(a) As soon as available, and in any event within ninety (90) days after the end of each fiscal year of the Company, the Company’s and each of its Subsidiaries’ audited financial statements with a report of independent registered accounting firm of recognized standing selected by the Company and acceptable to the Agent (the “Accountants”), which annual financial statements shall include the Company’s and each of its Subsidiaries’ balance sheet as at the end of such fiscal year and the related statements of the Company’s and each of its Subsidiaries’ income, retained earnings and cash flows for the fiscal year then ended, prepared on a consolidated basis to include the Company, each Subsidiary of the Company and each of their respective affiliates, all in reasonable detail and prepared in accordance with GAAP, together with (i) if and when available, copies of any management letters prepared by the Accountants; and (ii) a certificate of the Company’s President, Chief Executive Officer or Chief Financial Officer stating that such financial statements have been prepared in accordance with GAAP and whether or not such officer has knowledge of the occurrence of any Event of Default  (as defined in each Note) and, if so, stating in reasonable detail the facts with respect thereto;

(b) As soon as available and in any event within forty five (45) days after the end of each fiscal quarter of the Company, an unaudited/internal balance sheet and statements of income, retained earnings and cash flows of the Company and each of its Subsidiaries as at the end of and for such quarter and for the year to date period then ended, prepared on a consolidating and consolidated basis to include all the Company, each Subsidiary of the Company and each of their respective affiliates, in reasonable detail and stating in comparative form the figures for the corresponding date and periods in the previous year, all prepared in accordance with GAAP, subject to year-end adjustments and accompanied by a certificate of the Company’s President, Chief Executive Officer or Chief Financial Officer, stating (i) that such financial statements have been prepared in accordance with GAAP, subject to year-end audit adjustments, and (ii) whether or not such officer has knowledge of the occurrence of any Event of Default (as defined in each Note) not theretofore reported and remedied and, if so, stating in reasonable detail the facts with respect thereto;

(c) As soon as available and in any event within twenty (20) days after the end of each calendar month, an unaudited/internal balance sheet and statements of income, retained earnings and cash flows of the Company and its Subsidiaries as at the end of and for such month and for the year to date period then ended, prepared on a consolidating and consolidated basis to include the Company, each Subsidiary of the Company and each of their respective affiliates, in reasonable detail and stating in comparative form the figures for the corresponding date and periods in the previous year, all prepared in accordance with GAAP, subject to year-end adjustments and accompanied by a certificate of the Company’s President, Chief Executive Officer or Chief Financial Officer, stating (i) that such financial statements have been prepared in accordance with GAAP, subject to year-end audit adjustments, and (ii) whether or not such officer has knowledge of the occurrence of any Event of Default (as defined in each Note) not theretofore reported and remedied and, if so, stating in reasonable detail the facts with respect thereto;

(d) The Company shall timely file with the SEC all reports required to be filed pursuant to the Exchange Act and refrain from terminating its status as an issuer required by the Exchange Act to file reports thereunder even if the Exchange Act or the rules or regulations thereunder would permit such termination.  Promptly after (i) the filing thereof, copies of the Company’s most recent registration statements and annual, quarterly, monthly or other regular reports which the Company files with the SEC, and (ii) the issuance thereof, copies of such financial statements, reports and proxy statements as the Company shall send to its stockholders; and

(e) The Company shall deliver, or cause the applicable Subsidiary of the Company to deliver, such other information as any Creditor Party shall reasonably request.

6.5 Use of Funds.  The Company shall use the proceeds of the sale of the Notes for general working capital purposes only.

6.6 Access to Facilities.  The Company and each of its Subsidiaries will permit any representatives designated by the Agent (or any successor of the Agent), upon reasonable notice and during normal business hours, at such person’s expense and accompanied by a representative of the Company or any Subsidiary (provided that no such prior notice shall be required to be given and no such representative of the Company or any Subsidiary shall be required to accompany the Agent, except in the case of access to switching facilities, in the event the Agent believes such access is necessary to preserve or protect the Collateral (as defined in the Master Security Agreement) or following the occurrence and during the continuance of an Event of Default (as defined in each Note)), to:

(a) visit and inspect any of the properties of the Company or any of its Subsidiaries;

(b) examine the corporate and financial records of the Company or any of its Subsidiaries (unless such examination is not permitted by federal, state or local law or by contract) and make copies thereof or extracts therefrom; and

(c) discuss the affairs, finances and accounts of the Company or any of its Subsidiaries with the directors, officers and independent accountants of the Company or any of its Subsidiaries.

Notwithstanding the foregoing, neither the Company nor any of its Subsidiaries will provide any material, non-public information to any Creditor Party unless such Creditor Party signs a confidentiality agreement and otherwise complies with Regulation FD, under the federal securities laws.

6.7 Taxes.

(a) The Company and each of its Subsidiaries will promptly pay and discharge, or cause to be paid and discharged, when due and payable, all taxes, assessments and governmental charges or levies imposed upon the income, profits, property or business of the Company and its Subsidiaries; provided, however, that any such tax, assessment, charge or levy need not be paid currently if (i) the validity thereof shall currently and diligently be contested in good faith by appropriate proceedings, (ii) such tax, assessment, charge or levy shall have no effect on the lien priority of the Agent in any property of the Company or any of its Subsidiaries and (iii) if the Company and/or such Subsidiary shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP; and provided, further, that the Company and its Subsidiaries will pay all such taxes, assessments, charges or levies forthwith upon the commencement of proceedings to foreclose any lien which may have attached as security therefor.  Notwithstanding the foregoing, all state and local telecom taxes need only be paid in accordance with industry practices.

(b) All payments made by the Company under this Agreement or any Note shall be made free and clear of, and without deduction or withholding for or on account of, any present or future Taxes (as defined below) now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, other than Excluded Taxes (as defined below).  If any Non-Excluded Taxes (as defined below) or Other Taxes (as defined below) are required to be withheld from any amounts payable to any Creditor Party under this Agreement or any Note, the amounts so payable to such Creditor Party shall be increased to the extent necessary to yield to such Creditor Party (after payment of all Non-Excluded Taxes and Other Taxes, including those imposed on payments made pursuant to this paragraph (b) of this Section 6.7 or any such other amounts payable in this Agreement or any Note at the rates or in the amounts specified herein or therein), an amount equal to the sum it would have received had no such withholding or deductions been made; provided, however, that no Company shall be required to increase any such amounts payable to any Creditor Party with respect to any Non-Excluded Taxes (i) that are attributable to such Creditor Party’s failure to comply with the requirements of paragraph (e) of this Section 6.7 or (ii) that are United States withholding taxes imposed on amounts payable to such Creditor Party at the time such Creditor Party becomes a party to Purchase Agreement, except to the extent that such Creditor Party’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Company with respect to such Non-Excluded Taxes pursuant to this paragraph (b).

(c) In addition, the Company shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(d) Whenever any Non-Excluded Taxes or Other Taxes are payable by the Company, as promptly as possible thereafter the Company shall send to the Agent for its own account or for the account of the relevant Purchaser, as the case may be, a certified copy of an original official receipt received by the Company showing payment thereof (or such other evidence reasonably satisfactory to the Agent).  If the Company fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Agent the required receipts or other required documentary evidence, the Company shall indemnify the Creditor Parties for any incremental taxes, interest or penalties that may become payable by any Creditor Party as a result of any such failure.

(e) Each Purchaser (or its assignee) that is not a “United States Person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Purchaser”) shall deliver to the Company and the Agent two completed originals of an appropriate U.S. Internal Revenue Service Form W-8, as applicable, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Purchaser.  Such forms shall be delivered by each Non-U.S. Purchaser on or before the date it becomes a party to this Agreement.  In addition, each Non-U.S. Purchaser shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Purchaser.  Each Non-U.S. Purchaser shall promptly notify the Company at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Company (or any other form of certification adopted by the U.S. taxing authorities for such purpose).  Notwithstanding any other provision of this paragraph (e), a Non-U.S. Purchaser shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Purchaser is not legally able to deliver.

(f) The agreements in the preceding paragraphs (b), (c), (d), (e) and this paragraph (f) shall survive the termination of this Agreement and the payment of the Notes and all other amounts payable hereunder or thereunder or under any other Related Agreement.

As used in this Section 6.7, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Excluded Taxes” means, with respect to any Creditor Party, taxes imposed on or measured by its overall net income and franchise taxes imposed on it in lieu of net income taxes, by the jurisdiction (or any political subdivision thereof) under the laws of which such Creditor Party is incorporated or organized or by the jurisdiction (or any political subdivision thereof) in which the principal place of management or applicable lending office of such Creditor Party is located.

“Non-Excluded Taxes” means all Taxes other than (i) Excluded Taxes and (ii) Other Taxes.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Related Agreement.

“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities with respect thereto.

6.8 Insurance.  Each of the Company and its Subsidiaries will keep its assets which are of an insurable character insured by financially sound and reputable insurers against loss or damage by fire, explosion and other risks customarily insured against by companies in similar business similarly situated as the Company and its Subsidiaries; and the Company and its Subsidiaries will maintain, with financially sound and reputable insurers, insurance against other hazards and risks and liability to persons and property to the extent and in the manner which the Company reasonably believes is customary for companies in similar business similarly situated as the Company and its Subsidiaries and to the extent available on commercially reasonable terms.  The Company, and each of its Subsidiaries, will jointly and severally bear the full risk of loss from any loss of any nature whatsoever with respect to the assets pledged to the Purchaser as security for their respective obligations hereunder and under the Related Agreements.  At the Company’s and each of its Subsidiaries’ joint and several cost and expense in amounts and with carriers reasonably acceptable to the Purchaser, each of the Company and each of its Subsidiaries shall (i) keep all its insurable properties and properties in which it has an interest insured against the hazards of fire, flood, sprinkler leakage, those hazards covered by extended coverage insurance and such other hazards, and for such amounts, as is customary in the case of companies engaged in businesses similar to the Company’s or the respective Subsidiary’s including business interruption insurance; (ii) maintain a bond in such amounts as is customary in the case of companies engaged in businesses similar to the Company’s or the respective Subsidiary’s insuring against larceny, embezzlement or other criminal misappropriation of insured’s officers and employees who may either singly or jointly with others at any time have access to the assets or funds of the Company or any of its Subsidiaries either directly or through governmental authority to draw upon such funds or to direct generally the disposition of such assets; (iii) maintain public and product liability insurance against claims for personal injury, death or property damage suffered by others; (iv) maintain all such worker’s compensation or similar insurance as may be required under the laws of any state or jurisdiction in which the Company or the respective Subsidiary is engaged in business; and (v) furnish the Purchaser with (x) copies of all policies and evidence of the maintenance of such policies at least thirty (30) days before any expiration date, (y) excepting the Company’s workers’ compensation policy, endorsements to such policies naming the Purchaser as “co-insured” or “additional insured” and appropriate loss payable endorsements in form and substance satisfactory to the Purchaser, naming the Purchaser as loss payee, and (z) evidence that as to the Purchaser the insurance coverage shall not be impaired or invalidated by any act or neglect of the Company or any Subsidiary and the insurer will provide the Purchaser with at least thirty (30) days notice prior to cancellation.  The Company and each Subsidiary shall instruct the insurance carriers that in the event of any loss thereunder, the carriers shall make payment for such loss to the Company and/or the Subsidiary and the Purchaser jointly.  In the event that as of the date of receipt of each loss recovery upon any such insurance, the Purchaser has not declared an event of default with respect to this Agreement or any of the Related Agreements, then the Company and/or such Subsidiary shall be permitted to direct the application of such loss recovery proceeds toward investment in property, plant and equipment that would comprise “Collateral” secured by the Purchaser’s security interest pursuant to the Master Security Agreement or such other security agreement as shall be required by the Purchaser, with any surplus funds to be applied toward payment of the obligations of the Company to the Purchaser.  In the event that the Purchaser has properly declared an event of default with respect to this Agreement or any of the Related Agreements, then all loss recoveries received by the Purchaser upon any such insurance thereafter may be applied to the obligations of the Company hereunder and under the Related Agreements, in such order as the Purchaser may determine.  Any surplus (following satisfaction of all Company obligations to the Purchaser) shall be paid by the Purchaser to the Company or applied as may be otherwise required by law.  Any deficiency thereon shall be paid by the Company or the Subsidiary, as applicable, to the Purchaser, on demand.

6.9 Intellectual Property.

(a) The Company and each of its Subsidiaries shall maintain in full force and effect its existence, rights and franchises and all licenses and other rights to own or use Intellectual Property including registrations and applications therefore, that are necessary to the conduct of its business, as now conducted or as presently proposed to be conducted, and shall not do any act or omit to do any act whereby any of such Intellectual Property may lapse, or become abandoned, dedicated to the public, or unenforceable, or the Lien therein in favor of the Agent, for the ratable benefit of the Creditor Parties, would be adversely affected,

(b) The Company shall report to the Agent (i) the filing by the Company or any of its Subsidiaries of any application to register a Copyright no later than ten (10) days after such filing occurs (ii) the filing of any application to register any other Intellectual Property with any other Intellectual Property registry, and the issuance thereof, no later than thirty (30) days after such filing or issuance occurs and, in each case, shall, simultaneously with such report, deliver to the Agent fully-executed documents required to acknowledge, confirm, register, record or perfect the Lien in such Intellectual Property.  In addition, the Company and its Subsidiaries hereby authorize the Agent to modify this Agreement by amending Schedule 4.10 to include any registrations or applications for Intellectual Property inadvertently omitted from such Schedule or filed, registered, acquired by the Company or any of its Subsidiaries after the date hereof and agree to cooperate with the Agent in effecting any such amendment to include any new item of Intellectual Property included in the Collateral.

(c) The Company shall, and shall cause each of its Subsidiaries to, promptly upon the reasonable request of the Agent, execute and deliver to the Agent any document or instrument required to acknowledge, confirm, register, record, or perfect the Lien of the Agent in any part of the Intellectual Property owned by the Company and its Subsidiaries.

(d) The Company shall not, and shall not permit any of its Subsidiaries to, sell, assign, transfer, license, grant any option, or create or suffer to exist any Lien upon or with respect to Intellectual Property, except for the Permitted Encumbrances or with the written consent of the Agent.

6.10 Properties.  The Company and each of its Subsidiaries will keep its properties in good repair, working order and condition, reasonable wear and tear excepted, and from time to time make all needful and proper repairs, renewals, replacements, additions and improvements thereto; and each of the Company and each of its Subsidiaries will at all times comply with each provision of all leases to which it is a party or under which it occupies property if the breach of such provision could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.11 Confidentiality.  The Company will not, and will not permit any of its Subsidiaries to, disclose, and will not include in any public announcement, the name of any Creditor Party, unless expressly agreed to by such Creditor Party or unless and until such disclosure is required by law or applicable regulation, and then only to the extent of such requirement.  Notwithstanding the foregoing, (i) the Company may disclose any Creditor Party’s identity and the terms of this Agreement and the Related Agreements to its current and prospective debt and equity financing sources, and (ii) the Company (and each employee, representative, or other agent of the Company) may disclose to any and all Persons, without limitation of any kind, the tax treatment and any facts that may be relevant to the tax structure of the transactions contemplated by this Agreement and the Related Agreements and the agreements referred to therein; provided, however, that the Company (and no employee, representative or other agent of the Company) disclose pursuant to this clause (ii) any other information that is not relevant to understanding the tax treatment or tax structure of such transactions (including the identity of any party or any information that could lead another to determine the identity of any party); and, provided, further, that the Company will not, and will not permit any of its Subsidiaries to, disclose any information to the extent that such disclosure could reasonably be expected to result in a violation of any U.S. federal or state securities law or similar law of another jurisdiction.  Each Creditor Party shall be permitted to discuss, distribute or otherwise transfer any non-public information of the Company and its Subsidiaries in such Creditor Party’s possession now or in the future to potential or actual (i) direct or indirect investors in such Creditor Party and (ii) third party assignees or transferees of all or a portion of the obligations of the Company and/or any of its Subsidiaries hereunder and under the Related Agreements, provided, that such entities who receive such non-public information shall be bound by the same confidentiality requirements imposed on the Creditor Parties by the terms of this Agreement and the Related Agreements.

6.12 Required Approvals.  (I) The Company, without the prior written consent of the Agent, shall not, and shall not permit any of its Subsidiaries to:

(a) (i) directly or indirectly declare or pay any dividends, other than dividends paid to the Company or any of its wholly-owned Subsidiaries, (ii) issue any preferred stock that is mandatorily redeemable prior to the one year anniversary of the Maturity Date (as defined in each Note) or (iii) redeem any of its preferred stock or other equity interests;

(b) liquidate, dissolve or effect a material reorganization (it being understood that in no event shall the Company or any of its Subsidiaries dissolve, liquidate or merge with any other person or entity (unless, in the case of such a merger, the Company or, in the case of merger not involving the Company, such Subsidiary, as applicable, is the surviving entity);

(c) become subject to (including, without limitation, by way of amendment to or modification of) any agreement or instrument which by its terms would (under any circumstances) restrict the Company’s or any of its Subsidiaries, right to perform the provisions of this Agreement, any Related Agreement or any of the agreements contemplated hereby or thereby;

(d) materially alter or change the scope of the business of the Company and its Subsidiaries taken as a whole; or

(e) (i) create, incur, assume or suffer to exist any indebtedness (exclusive of trade debt and debt incurred to finance the purchase of equipment (not in excess of five percent (5%) of the fair market value of the Company’s and its Subsidiaries’ assets; provided that, notwithstanding the foregoing, capitalized leases and/or financing to purchase equipment in connection with the Company’s Voice Over IP Point-of-Presence system shall be permitted to the extent not in excess of, when aggregated with all other debt incurred to finance the purchase of equipment, twenty-five percent (25%) of the fair market value of the Company’s and its Subsidiaries’ assets)) whether secured or unsecured other than (x) the Company’s obligations owed to each Purchaser, (y) indebtedness set forth on Schedule 6.12(e) attached hereto and made a part hereof and any refinancings or replacements thereof on terms no less favorable to the Purchasers than the indebtedness being refinanced or replaced, and (z) any indebtedness incurred in connection with the purchase of assets (other than equipment) in the ordinary course of business, or any refinancings or replacements thereof on terms no less favorable to the Purchasers than the indebtedness being refinanced or replaced, so long as any lien relating thereto shall only encumber the fixed assets so purchased and no other assets of the Company or any of its Subsidiaries; (ii) cancel any indebtedness owing to it in excess of $50,000 in the aggregate during any twelve (12) month period; (iii) assume, guarantee, endorse or otherwise become directly or contingently liable in connection with any obligations of any other person or entity, except the endorsement of negotiable instruments by the Company or any Issuer Party for deposit or collection or similar transactions in the ordinary course of business or guarantees of indebtedness otherwise permitted to be outstanding pursuant to this clause (e); (iv) make any payment or distribution in respect of any subordinated indebtedness of the Company or its Subsidiaries in violation of any subordination or other agreement made in favor of any Creditor Party; and (v) except as set forth on Schedule 6.12(e), make any optional payment or prepayment on or redemption (including, without limitation, by making payments to a sinking fund or analogous fund) or repurchase of any indebtedness for borrowed money other than indebtedness pursuant to this Agreement;

(f) purchase or hold beneficially any Stock or other securities or evidences of indebtedness of, make or permit to exist any loans or advances to, or make any investment or acquire any interest whatsoever in, any other Person, including any partnership or joint venture, except (x) travel advances, (y) loans to its and its Subsidiaries’ officers and employees not exceeding at any one time an aggregate of $10,000, and (z) loans or advances to any Issuer Parties (as used herein, “Stock” means all certificated and uncertificated shares, options, warrants, membership interests, general or limited partnership interests, participation or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act);

(g) enter into any transaction with any employee, director or Affiliate, except in the ordinary course on arms-length terms (as used herein (x) “Affiliate” means, with respect to any Person, (a) any other Person (other than a Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person or (b) any other Person who is a director or officer (i) of such Person, (ii) of any Subsidiary of such Person or (iii) of any Person described in clause (a) above.  For the purposes of this definition, control of a Person shall mean the power (direct or indirect) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise and (y) “Person” means any individual, sole proprietorship, partnership, limited liability partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, entity or government (whether federal, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof), and shall include such Person’s successors and assigns);

(h) permit any Inactive Subsidiary to hold significant assets or liabilities (other than in respect of AVI Holdings, capitalized lease obligations not to exceed $35,000, and in respect of Line One, liabilities not to exceed $50,000) or engage in any business activities; and

(i) sell, lease, transfer or otherwise dispose of any of its properties or assets, or any of the properties or assets of its Subsidiaries, except for (1) sales, leases, transfer or dispositions by any Issuer Party to any other Issuer Party, (2) the sale of Inventory (as defined in the Master Security Agreement) in the ordinary course of business and (3) the disposition or transfer in the ordinary course of business during any fiscal year of obsolete and worn-out Equipment (as defined in the Master Security Agreement) and only to the extent that (x) the proceeds of any such disposition are used to acquire replacement Equipment which is subject to the Purchaser’s first priority security interest or are used to repay the Purchaser or to pay general corporate expenses, or (y) following the occurrence of an Event of Default (as defined in the Note) which continues to exist, the proceeds of which are remitted to the Purchaser to be held as cash collateral for the Obligations (as defined in the Master Security Agreement).

(II) The Company, without the prior written consent of the Agent, shall not, and shall not permit any of its Subsidiaries to, create or acquire any Subsidiary after the date hereof unless (i) such Subsidiary is a wholly-owned Subsidiary of the Company and (ii) such Subsidiary becomes a party to (A) the Master Security Agreement and the Stock Pledge Agreement (either by executing a counterpart thereof or an assumption or joinder agreement in respect thereof); (B) a Subsidiary Guaranty in favor of the Purchasers in form and substance satisfactory to the Agent and (c) to the extent required by the Agent, satisfies each condition of this Agreement and the Related Agreements as if such Subsidiary were a Subsidiary on the Closing Date.

6.13 Reissuance of Notes.  The Company agrees to reissue certificates representing the Note without the legends set forth in Section 5.8 above at such time as:

(a) the holder thereof is permitted to dispose of such Notes pursuant to Rule 144 under the Securities Act; or

(b) upon resale subject to an effective registration statement after such Notes are registered under the Securities Act.

The Company agrees to cooperate with the Purchasers in connection with all resales pursuant to Rule 144 and provide legal opinions necessary to allow such resales provided the Company and its counsel receive reasonably requested representations from the applicable Purchasers and broker, if any.

6.14 Opinion.  On the Closing Date, the Company will deliver to the Creditor Parties an opinion substantially in the form of Exhibit B hereto acceptable to the Agent from the Company’s external legal counsel.

6.15 Margin Stock.  The Company will not permit any of the proceeds of the Notes to be used directly or indirectly to “purchase” or “carry” “margin stock” or to repay indebtedness incurred to “purchase” or “carry” “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect.

6.16 FIRPTA.  Neither the Company, nor any of its Subsidiaries, is a “United States real property holding corporation” as such term is defined in Section 897(c)(2) of the Code and Treasury Regulation Section 1.897-2 promulgated thereunder and neither the Company nor any of its Subsidiaries shall at any time take any action or otherwise acquire any interest in any asset or property to the extent the effect of which shall cause the Company and/or such Subsidiary, as the case may be, to be a “United States real property holding corporation” as such term is defined in Section 897(c)(2) of the Code and Treasury Regulation Section 1.897-2 promulgated thereunder.

6.17 Multiple Funding Disclosure.  The Company agrees that, in connection with its filing of its 8-K Report with the SEC concerning the transactions contemplated by this Agreement and the Related Agreements (such report, the “Transaction 8-K”) in a timely manner after the date hereof, it will disclose in such Transaction 8-K the amount of the proceeds of the Notes issued to the Purchasers that will not be funded on the date hereof and for which funding is subject to the terms and conditions of this Agreement and the Related Agreements.  Furthermore, the Company agrees to disclose in all public filings required by the SEC (where appropriate) following the filing of the Transaction 8-K, the terms and conditions relating to the release of proceeds described in the immediately preceding sentence, together with the amount thereof.

6.18 No Restrictions on Additional Financing.  The Company will not, and will not permit its Subsidiaries to, agree, directly or indirectly, to any restriction with any person or entity which limits the ability of the Purchaser to extend any additional indebtedness to the Company or any of its Subsidiaries and/or the ability of the Company or any of its Subsidiaries to sell or issue any equity interests of the Company or any of its Subsidiaries to the Purchaser.

6.19 Intentionally Omitted.

6.20 Intentionally Omitted.

6.21 Board Observation Rights.  Until such time as all Obligations (as defined in the Master Security Agreement) have been indefeasibly paid in full, the Purchasers will be entitled to the following board observation rights (“Board Observation Rights”):  the Company shall, upon the request of the Agent, permit one representative of the Purchasers to attend all meetings of the board of directors of the Company (the “Board of Directors”) in a non-voting observer capacity, which observation right shall include the ability to observe discussions of the Board of Directors, and shall provide such representative with copies of all notices, minutes, written consents, and other materials that it provides to members of the Board of Directors, at the time it provides them to such members. The observation right may be exercised in person or via telephone or videophone participation. Each Purchaser agrees, on behalf of itself and any representative exercising the observation rights set forth herein, that so long as it shall exercise its observation right (i) it shall hold in strict confidence pursuant to a confidentiality and non-disclosure agreement (in form and substance satisfactory to each Purchaser) all information and materials that it may receive or be given access to in connection with meetings of the Board of Directors and to act in a fiduciary manner with respect to all information so provided (provided that this shall not limit its ability to discuss such matters with its officers, directors or legal counsel, as necessary), and (ii) the Board of Directors may withhold from it certain information or material furnished or made available to the Board of Directors or exclude it from certain confidential “closed sessions” of the Board of Directors if the furnishing or availability of such information or material or its presence at such “closed sessions” would jeopardize such Company’s attorney-client privilege or if the Board of Directors otherwise reasonably so requires.  The Board Observation Rights set forth in this Section shall automatically terminate and be of no further force or effect upon the indefeasibly payment in full of all Obligations (as defined in the Master Security Agreement).

6.22 Share Increase.

(a) No later than June 30, 2008, the Company shall deliver to the Agent evidence of the filing of a Proxy Statement with respect to an increase in the Company’s authorized common stock to an aggregate amount of not less than 250,000,000.

(b) No later than August 15, 2008, the Company shall deliver to the Agent evidence that the Company's Certificate of Incorporation has been amended to increase the authorized Common Stock to an aggregate amount of not less than 250,000,000.

7. Covenants of the Purchasers.  Each Purchaser covenants and agrees with the Company as follows:

7.1 Confidentiality.  No Purchaser will disclose, nor will it include in any public announcement, the name of the Company, unless expressly agreed to by the Company or unless and until such disclosure is required by law or applicable regulation, and then only to the extent of such requirement.

7.2 Non-Public Information.  No Purchaser will effect any sales in the shares of the Common Stock while in possession of material, non-public information regarding the Company if such sales would violate applicable securities law.

7.3 Limitation on Acquisition of Common Stock of the Company. Notwithstanding anything to the contrary contained in this Agreement, any Related Agreement or any document, instrument or agreement entered into in connection with any other transactions with a Purchaser and the Company, no Purchaser (and/or Subsidiaries or Affiliates of such Purchaser) may acquire stock in the Company (including, without limitation, pursuant to a contract to purchase, by exercising an option or warrant, by converting any other security or instrument, by acquiring or exercising any other right to acquire, shares of stock or other security convertible into shares of stock in the Company, or otherwise, and such contracts, options, warrants, conversion or other rights shall not be enforceable or exercisable) to the extent such stock acquisition would cause any interest (including any original issue discount) payable by the Company to a Non-U.S. Purchaser not to qualify as “portfolio interest” within the meaning of Section 871(h)(2) or Section 881(c)(2) of the Code, by reason of Section 871(h)(3) or Section 881(c)(3) of the Code, as applicable, taking into account the constructive ownership rules under Section 871(h)(3)(C) of the Code (the “Stock Acquisition Limitation”).  The Stock Acquisition Limitation shall automatically become null and void with respect to a Purchaser, without any notice to the Company, on and after the first date upon which such Purchaser and each of its Affiliates which qualify as a Non-U.S. Purchaser no longer owns any indebtedness (including, without limitation, principal, interest, fees and charges) of the Company.

8. Covenants of the Company and the Purchasers Regarding Indemnification.

8.1 Company Indemnification.  The Company agrees to indemnify, hold harmless, reimburse and defend each Creditor Party, each of such Creditor Party’s officers, directors, agents, affiliates, control persons, and principal shareholders, against all claims, costs, expenses, liabilities, obligations, losses or damages (including reasonable legal fees) of any nature, incurred by or imposed upon such Creditor Party which result, arise out of or are based upon: (i) any misrepresentation by the Company or any of its Subsidiaries or breach of any warranty by the Company or any of its Subsidiaries in this Agreement, any other Related Agreement or in any exhibits or schedules attached hereto or thereto; or (ii) any breach or default in performance by Company or any of its Subsidiaries of any covenant or undertaking to be performed by Company or any of its Subsidiaries hereunder, under any other Related Agreement or any other agreement entered into by the Company and/or any of its Subsidiaries and such Creditor Party relating hereto or thereto.

8.2 Purchaser Indemnification.  Each Creditor Party agrees to indemnify, hold harmless, reimburse and defend the Company and each of the Company’s officers, directors, agents, affiliates, control persons and principal shareholders, at all times against any claims, costs, expenses, liabilities, obligations, losses or damages (including reasonable legal fees) of any nature, incurred by or imposed upon the Company which result, arise out of or are based upon:  (i) any misrepresentation by such Creditor Party or breach of any warranty by such Creditor Party in this Agreement or in any exhibits or schedules attached hereto or any Related Agreement; or (ii) any breach or default in performance by such Creditor Party of any covenant or undertaking to be performed by such Creditor Party hereunder, or any other agreement entered into by the Company and such Creditor Party relating hereto.

9. Intentionally Omitted.

10. Offering Restrictions.  Except as previously disclosed in the SEC Reports or in the Exchange Act Filings, or stock or stock options granted to employees or directors of the Company (these exceptions hereinafter referred to as the “Excepted Issuances”), neither the Company nor any of its Subsidiaries will, prior to the payment in full of the Obligations, (x) enter into any equity line of credit agreement or similar agreement or (y) issue, or enter into any agreement to issue, any securities with a variable/floating conversion and/or pricing feature which are or could be (by conversion or registration) free-trading securities (i.e.  common stock subject to a registration statement).

11. Miscellaneous.

11.1 Governing Law, Jurisdiction and Waiver of Jury Trial.

(a) THIS AGREEMENT AND THE OTHER RELATED AGREEMENTS SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.

(b) THE COMPANY HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN THE COMPANY, ON THE ONE HAND, AND ANY CREDITOR PARTY, ON THE OTHER HAND, PERTAINING TO THIS AGREEMENT OR ANY OF THE RELATED AGREEMENTS OR TO ANY MATTER ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY OF THE OTHER RELATED AGREEMENTS; PROVIDED, THAT EACH CREDITOR PARTY AND THE COMPANY ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF THE COUNTY OF NEW YORK, STATE OF NEW YORK; AND FURTHER PROVIDED, THAT, NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE ANY CREDITOR PARTY FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO COLLECT THE OBLIGATIONS, TO REALIZE ON THE COLLATERAL (AS DEFINED IN THE MASTER SECURITY AGREEMENT) OR ANY OTHER SECURITY FOR THE OBLIGATIONS (AS DEFINED IN THE MASTER SECURITY AGREEMENT), OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF ANY CREDITOR PARTY.  THE COMPANY EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND THE COMPANY HEREBY WAIVES ANY OBJECTION THAT IT MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS.  THE COMPANY HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINT AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO THE COMPANY AT THE ADDRESS SET FORTH IN SECTION 11.8 AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF THE COMPANY’S ACTUAL RECEIPT THEREOF OR THREE (3) DAYS AFTER DEPOSIT IN THE U.S. MAILS, PROPER POSTAGE PREPAID.

(c) THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS.  THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER ARISING IN CONTRACT, TORT, OR OTHERWISE BETWEEN ANY CREDITOR PARTY AND/OR THE COMPANY ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS AGREEMENT, ANY OTHER RELATED AGREEMENT OR THE TRANSACTIONS RELATED HERETO OR THERETO.

11.2 Severability.  Wherever possible each provision of this Agreement and the Related Agreements shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement or any Related Agreement shall be prohibited by or invalid or illegal under applicable law such provision shall be ineffective to the extent of such prohibition or invalidity or illegality, without invalidating the remainder of such provision or the remaining provisions thereof which shall not in any way be affected or impaired thereby.

11.3 Survival.  The representations, warranties, covenants and agreements made herein shall survive any investigation made by any Creditor Party and the closing of the transactions contemplated hereby to the extent provided therein.  All statements as to factual matters contained in any certificate or other instrument delivered by or on behalf of the Company pursuant hereto in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by the Company hereunder solely as of the date of such certificate or instrument.  All indemnities set forth herein shall survive the execution, delivery and termination of this Agreement and the Notes and the making and repayment of the obligations arising hereunder, under the Notes and under the other Related Agreements.

11.4 Successors.

(a) Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, heirs, executors and administrators of the parties hereto and shall inure to the benefit of and be enforceable by each person or entity which shall be a holder of the Notes from time to time, other than the holders of Common Stock which has been sold by any Purchaser pursuant to Rule 144 or an effective registration statement.  Each Purchaser may assign any or all of the Obligations to any Person and, subject to acceptance and recordation thereof by the Agent pursuant to Section 11.4(b) and receipt by the Agent of a copy of the agreement or instrument pursuant to which such assignment is made (each such agreement or instrument, an “Assignment Agreement”), any such assignee shall succeed to all of such Purchaser’s rights with respect thereto.  Upon such assignment, such Purchaser shall be released from all responsibility for the Collateral (as defined in the Master Security Agreement, the Stock Pledge Agreement and each other security agreement, mortgage, cash collateral deposit letter, pledge and other agreements which are executed by the Company or any of its Subsidiaries in favor of any Creditor Party) to the extent same is assigned to any transferee.  Each Purchaser may from time to time sell or otherwise grant participations in any of the Obligations (as defined in the Master Security Agreement) and the holder of any such participation shall, subject to the terms of any agreement between such Purchaser and such holder, be entitled to the same benefits as such Purchaser with respect to any security for the Obligations (as defined in the Master Security Agreement) in which such holder is a participant.  The Company agrees that each such holder may exercise any and all rights of banker’s lien, set-off and counterclaim with respect to its participation in the Obligations (as defined in the Master Security Agreement) as fully as though the Company were directly indebted to such holder in the amount of such participation.  The Company may not assign any of its rights or obligations hereunder without the prior written consent of the Agent.  All of the terms, conditions, promises, covenants, provisions and warranties of this Agreement shall inure to the benefit of each of the undersigned, and shall bind the representatives, successors and permitted assigns of the Company.

(b) The Agent shall maintain, or cause to be maintained, for this purpose only as agent of the Company, (i) a copy of each Assignment Agreement delivered to it and (ii) a registry within the meaning of US Treasury Regulation Section 15f.103-1(c) (the “Register”), in which it will register the name and address of each Purchaser and the name and address of each assignee of each Purchaser under this Agreement, and the principal amount of the Notes owing to each such Purchase pursuant to the terms hereof and each Assignment Agreement.  The Company and each Creditor Party shall treat each Person whose name is recorded in the Register as a Purchaser pursuant to the terms hereof as a Purchaser hereunder for all purposes of this Agreement, notwithstanding notice to the contrary or any notation of ownership or other writing or any Note.  The Register shall be available for inspection by the Company or any Purchaser, at any reasonable time and from time to time, upon reasonable prior notice.

11.5 Entire Agreement; Maximum Interest.  This Agreement, the Related Agreements, the exhibits and schedules hereto and thereto and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and no party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein.  Nothing contained in this Agreement, any Related Agreement or in any document referred to herein or delivered in connection herewith shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum rate permitted by applicable law.  In the event that the rate of interest or dividends required to be paid or other charges hereunder exceed the maximum rate permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Company to the Purchasers and thus refunded to the Company.

11.6 Amendment and Waiver.

(a) This Agreement may be amended or modified only upon the written consent of the Company and the Agent.

(b) The obligations of the Company and the rights of the Creditor Parties under this Agreement may be waived only with the written consent of the Agent.

(c) The obligations of the Creditor Parties and the rights of the Company under this Agreement may be waived only with the written consent of the Company.

11.7 Delays or Omissions.  It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement or the Related Agreements, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring.  All remedies, either under this Agreement or the Related Agreements, by law or otherwise afforded to any party, shall be cumulative and not alternative.

11.8 Notices.  All notices required or permitted hereunder shall be in writing and shall be deemed effectively given:

(a) upon personal delivery to the party to be notified;

(b) when sent by confirmed facsimile if sent during normal business hours of the recipient, if not, then on the next business day;

(c) three (3) business days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or

(d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.

All communications shall be sent as follows:

If to the Company, to:	Pervasip Corp. 75 South Broadway, Suite 302 White Plains, NY 10601 Attention: Chief Executive Officer Facsimile: 914-682-0820
with a copy to:	Pryor Cashman LLP 410 Park Avenue New York, NY 10022 Attention: Eric M. Hellige, Esq. Facsimile: 212-798-6380
If to the Agent, to:	LV Administrative Services, Inc. 335 Madison Avenue, 10th Floor New York, NY 10017 Facsimile No.: 212-581-5037
with a copy to:	Loeb & Loeb, LLP 345 Park Avenue New York, NY 10154 Attention: Scott J. Giordano, Esq. Facsimile No.: 212-407-4990
If to a Purchaser:	To the address indicated under its signature on the signature pages hereto or at such other address as the Company or the applicable Creditor Party may designate by written notice to the other parties hereto given in accordance herewith.

11.9 Attorneys’ Fees.  In the event that any suit or action is instituted to enforce any provision in this Agreement or any Related Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement and/or such Related Agreement, including, without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

11.10 Titles and Subtitles.  The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

11.11 Facsimile Signatures; Counterparts.  This Agreement may be executed by facsimile signatures and in any number of counterparts, each of which shall be an original, but all of which together shall constitute one agreement.

11.12 Broker’s Fees.  Except as set forth on Schedule 11.12 hereof, each party hereto represents and warrants that no agent, broker, investment banker, person or firm acting on behalf of or under the authority of such party hereto is or will be entitled to any broker’s or finder’s fee or any other commission directly or indirectly in connection with the transactions contemplated herein.  Each party hereto further agrees to indemnify each other party for any claims, losses or expenses incurred by such other party as a result of the representation in this Section 11.12 being untrue.

11.13 Construction.  Each party acknowledges that its legal counsel participated in the preparation of this Agreement and the Related Agreements and, therefore, stipulates that the rule of construction that ambiguities are to be resolved against the drafting party shall not be applied in the interpretation of this Agreement or any Related Agreement to favor any party against the other.

11.14 Agency.  Each Purchaser has pursuant to an Administrative and Collateral Agency Agreement designated and appointed the Agent as the administrative and collateral agent of such Purchaser under this Agreement and the Related Agreements.

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IN WITNESS WHEREOF, the parties hereto have executed the SECURITIES PURCHASE AGREEMENT as of the date set forth in the first paragraph hereof.

COMPANY:	PURCHASER:

PERVASIP CORP.	VALENS OFFSHORE SPV II. CORP.

By: /s/ Paul H. Riss Name: Paul H. Riss Title: Chief Executive Officer	By: /s/ Patrick Regan Name: Patrick Regan Title: Authorized Signatory

Address for Notices:

AGENT:

LV ADMINISTRATIVE SERVICES, INC., as Agent

By: /s/ Patrick Regan Name: Patrick Regan Title: Authorized Signatory

Address for Notices: